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Exhibit 5



June__, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

Reference is made to the registration statement on Form S-8 to be filed by Teleglobe Inc., a Canadian corporation (the "Company"), with the Securities and Exchange Commission relating to 8,000,000 Common Shares, no par value, of the Company.

I have examined all such records of the Company and all such agreements, certificates of public officials and such other documents as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed. Based on such examination, I am of the opinion that the Common Shares of the Company to be issued pursuant to the Teleglobe Inc. Amended and Restated Stock Option Plan will be, when issued in compliance with such plan, legally issued, fully-paid and non-assessable.

I am Vice President, Chief Legal Officer and Corporate Secretary of the Company. As of April 30, 1999, I held 74,396 Common Shares of the Company, which includes 73,296 shares which I have the right to acquire pursuant to stock options.

I hereby consent to the use of this opinion as an Exhibit to the above-mentioned registration statement.

Very truly yours,


/s/ Andre Bourbonnais
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Andre Bourbonnais